GREATBATCH, INC.
                           CHANGE OF CONTROL AGREEMENT



                  AGREEMENT by and between Greatbatch, Inc. a Delaware corporation (the "Company" or "GB"), and ______________________ (the "Executive"), dated as of the ______ day of _____________________, 2006.

                  The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below). The Board believes it is imperative to (1) diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control; (2) encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; (3) to enable the Executive, without being influenced by the uncertainties of the Executive's own situation, to assess and advise the Company whether proposals concerning any potential change of control of the Company are in the best interests of the Company and its shareholders and to take other action regarding these proposals as the Company might determine appropriate; and (4) provide the Executive with compensation and benefits arrangements on a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations. Therefore, to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

                  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                  1.       Certain Definitions

                           (a) An "Affiliate" of, or a Person "Affiliated" with,
a Specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under current control with, the Person specified.

                           (b) "Effective Date" means the first date during the
Change of Control Period on which a Change of Control occurs; provided that the Executive is employed by the Company on that date. If the Executive's employment with the Company is terminated or the Executive ceases to be an officer of the Company at any time within 6 months prior to the date on which a Change of Control occurs, then "Effective Date" means the date immediately prior to the date of such termination of employment or cessation of status as an officer.

                           (c) "Change of Control Period" means the period
beginning on the effective date of this Agreement, (as noted in the first 3 lines at the top of this page) and ending on the third anniversary of that date. However, beginning on the first anniversary of that date, and on each successive anniversary of that date (the first and each successive anniversary each is referred to as a "Renewal Date"), the Change of Control Period will be automatically extended so it terminates 36 months from the Renewal Date, unless, at least 60 days prior to that Renewal Date, the Company notifies the Executive that the Change of Control Period will not be so extended.

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                           (d) "Company" means, collectively, the Company and
its Subsidiaries except for purposes of Section 2 or where the context clearly requires otherwise.

                           (e) "Person" has the meaning given that term in
Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") but excluding any Person described in and satisfying the conditions of Rule 13d-1(b)(1) of Section 13.

                           (f) "Subsidiary" means any corporation, limited
liability company, partnership or other entity that is an Affiliate of the Company.

                  2. Change of Control.

                  "Change of Control" means:

                           (a) Any acquisition or series of acquisitions by any
Person other than the Company, any of the subsidiaries of the Company , any employee benefit plan of the Company, or any of their subsidiaries, or any Person holding common shares of the Company for or pursuant to the terms of such employee benefit plan, that results in that Person becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of the common stock of the Company ("Outstanding Company Common Stock") or the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of directors of the Company ("Outstanding Company Voting Securities"), except that any such acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities will not constitute a Change of Control while such Person does not exercise the voting power of its Outstanding Company Common Stock or otherwise exercise control with respect to any matter concerning or affecting the Company, or Outstanding Company Voting Securities, and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Company Common Stock necessary to reduce its beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Outstanding Company Common Stock to below 20%.

                           (b) During any period not longer than 24 consecutive
months, individuals who at the beginning of such period constitute the Board cease to constitute at least a majority of the Board , unless the election, or the nomination for election by the Company's stockholders, of each new Board member was approved by a vote of at least 3/4ths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

                           (c) Approval by the stockholders of the Company of

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                              (i) a dissolution or liquidation of the Company,

                              (ii) a sale of 50% or more of the assets of the
Company, taken as a whole (with the stock or other ownership interests of the Company in any of its Subsidiaries constituting assets of the Company for this purpose) to a Person that is not an Affiliate of the Company (for purposes of this paragraph "sale" means any change of ownership), or

                              (iii) an agreement to merge or consolidate or
otherwise reorganize, with or into one or more Persons that are not Affiliates of the Company, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after any such merger, consolidation or reorganization are, or will be, owned, directly or indirectly, by stockholders of the Company immediately before such merger, consolidation or reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company's securities from the record date for such approval until such merger, consolidation or reorganization and that such record owners hold no securities of the other parties to such merger, consolidation or reorganization), but including in such determination any securities of the other parties to such merger, consolidation or reorganization held by Affiliates of the Company.

                  3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending at the end of the 24th month following the Effective Date (the "Employment Period").

                  4. Terms of Employment

                           (a) Position and Duties.

                              (i) During the Employment Period, (A) the
Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

                              (ii) During the Employment Period, and excluding
any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as these activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of these activities (or the conduct of activities similar in nature and scope) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

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                           (b) Compensation.

                              (i) Base Salary. During the Employment Period, the
Executive shall receive an annual base salary ("Annual Base Salary"), paid at a biweekly rate, at least equal to the highest annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) base salary paid or payable, including any Annual Base Salary that has been earned but deferred, to the Executive by the Company for any of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary shall refer to the Annual Base Salary as so increased.

                              (ii) Annual Bonus. The Executive shall be awarded,
for each fiscal year during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the higher of (A) the average annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) bonus paid or payable, including any Annual Base Salary that has been earned but deferred, for three fiscal years immediately preceding the fiscal year in which the Effective Date occurs, or (B) if the annual bonus paid for the fiscal year immediately preceding the fiscal year in which the Effective Date occurs was based upon a formula or plan in which the Executive participated, then such Annual Bonus shall be at least equal to the bonus which would be payable based on such formula or plan had the Executive's participation and level of participation remained in effect following the Effective Date. Each Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive elects to defer receipt of the Annual Bonus. The Annual Bonus may be, but is not limited to, the bonus payable under the Company's Short Term Incentive Plan ("STIC") or any similar bonus or incentive program then in effect.

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                              (iii) Incentive, Savings and Retirement Plans. The
Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs generally applicable to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities), savings opportunities and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date. Incentive programs include, but are not limited to, the GB Long Term Incentive Plan.

                              (iv) Welfare Benefit Plans. During the Employment
Period, the Executive and the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide benefits less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive and the Executive's family at any time during the 120-day period immediately preceding the Effective Date.

                              (v) Business Expenses. During the Employment
Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company.

                              (vi) Fringe Benefits. During the Employment
Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time after generally with respect to other peer executives of the Company.

                              (vii) Office and Support Staff. During the
Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time after generally with respect to other peer executives of the Company.

                              (viii) Vacation. During the Employment Period, the
Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time after that generally with respect to other peer executives of the Company.

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                              (ix) Substitution of Nonqualified Benefits. If the
continued provision of benefits to the Executive under any employee benefit plan of the Company at the level required by this Section 4(b) would cause such employee benefit plan to violate any minimum coverage, nondiscrimination or other requirement of any provision of the Internal Revenue Code of 1986, as amended (the "Code") or the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or would not be readily provided under any third-party agreement of the Company that provides for such benefits, the Company may provide the closest possible economic equivalent of such benefit in the form of a nonqualified plan or additional compensation.

                  5. Termination of Employment.

                     (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice of its intent to terminate the Executive's employment. The Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent. Any question as to the date of or the existence, extent or potentiality of disability of the Executive on which the Executive and the Company cannot agree shall be determined by a qualified independent physician jointly selected by the Executive and the Company (or if the Executive is unable to make such a selection, it shall be made by an adult member of the Executive's immediate family). The determination of such physician, made in writing to the Company and to the Executive, shall be final and conclusive.

                     (b) Cause. The Company may terminate the Executive's employment during the Employment Period for "Cause." "Cause" means a material breach by the Executive of this Agreement, gross negligence or willful misconduct in the performance of the Executive's duties, dishonesty to the Company, or the commission of a felony that results in a conviction in a court of law. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than 3/4ths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in this section, and specifying the particulars in detail.

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                     (c) Good Reason. The Executive's employment may be
terminated during the Employment Period by the Executive for "Good Reason." For purposes of this Agreement, "Good Reason" means:

                         (i) the assignment to the Executive of any
responsibilities or duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a), or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of written notice given by the Executive;

                         (ii) any failure by the Company to comply with any of
the provisions of Section 4(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of written notice given by the Executive;

                         (iii) the Company requiring the Executive to be based
at any office or location other than that described in Section 4(a)(i), requiring the Executive to travel away from the Executive's office in the course of discharging responsibilities or duties in a manner that is inappropriate for the performance of the Executive's duties and that is significantly more frequent (in terms of either consecutive days or aggregate days in any calendar year) than was required prior to the Change of Control;

                         (iv) any purported termination by the Company of the
Executive's employment other than as expressly permitted by this Agreement; or

                         (v) any failure by any successor to the Company to
comply with and satisfy Section 14(c), provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 14(c).

For the purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

                     (d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by "Notice of Termination" to the other party. A "Notice of Termination" means notice that
(i) indicates the specific termination provision in this Agreement relied upon,
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which shall be not more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstances that contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights.

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

                     (e) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified in the Notice, provided, however, that (i) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination means the date on which the Company notifies the Executive of such termination, and
(ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination means the date of death of the Executive or the Disability Effective Date, respectively.

                  6. Obligations of the Company upon Termination.

                     (a) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the following obligations (the amounts described in clauses (i), (ii), and (iii) are "Accrued Obligations"):

                         (i) payment of the Executive's Annual Base Salary
through the Date of Termination to the extent not paid,

                         (ii) payment of the product of (x) the Annual Bonus
paid (and annualized for any fiscal year consisting of less than 12 full months or for which the Executive has been employed for less than 12 full months) to the Executive for the most recently completed fiscal year during the Employment Period, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and

                         (iii) payment of any accrued vacation pay not yet paid.

All Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, at the option of the Company, either (x) in a lump sum in cash within 30 days of the Date of Termination or (y) in 12 equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive for 24 months benefits (or the cash equivalent, as described in Section 4(b)(ix)) at least equal to the most favorable benefits provided generally by the Company to surviving families of peer executives of the Company under such plans, programs, practices and policies relating to family death benefits, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and the Executive's family as in effect on the date of the Executive's death generally with respect to other peer executives of the Company and their families.

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

                     (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive at the option of the Company, either (x) in a lump sum in cash within 30 days of the Date of Termination or (y) in 12 equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company to disabled peer executives and their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 30-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter through the Date of Termination generally with respect to other peer executives of the Company and their families. If the Executive dies within 24 months of the Disability Effective Date, the Executive's family shall be entitled to a continuation of benefits as described in (a), through the period ending no sooner than 24 months after the Disability Effective Date.

                     (c) Cause. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination to the extent unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive at the option of the Company, either (x) in a lump sum within 30 days of the Date of Termination, or (y) in 12 equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination.

                     (d) Other Termination; Good Reason. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or the Executive shall terminate employment under this Agreement for Good Reason:

                         (i) the Company shall pay to the Executive the
aggregate of the following amounts, such amounts to be payable by the Company in a lump sum in cash within 30 days of the Date of termination.

                             A. all Accrued Obligations;

                             B. two times the sum of the Executive's Annual Base
Salary and the higher of (i) the average annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) bonus paid for the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs, or (ii) the targeted annual bonus payable to the Executive pursuant to the STIC for the fiscal year in which the Date of Termination occurs or, under any other annual bonus or incentive plan or program in effect at the time, assuming 100% achievement of the Company performance factor and 100% achievement of the Executive's personal performance factor;

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                             C. a separate lump sum supplemental retirement
benefit equal to two times the Company's total contributions to the Retirement Plan or any other similar plans in effect at the time, for the year preceding the termination. This payment will be made in cash and will not eliminate the obligation of the Company to make all scheduled contributions to the Retirement Plan or similar plans; and

                             D. an amount equal to that portion, if any, of the
Company's contribution to the Executive's 401(k), savings or other similar individual account plan that is not vested as of the Date of Termination (the "Unvested Company Contribution"), plus an amount that, when added to the Unvested Company Contribution, would be sufficient after Federal, state and local income taxes (based on the tax returns filed by the Executive most recently prior to the Date of Termination) to enable the Executive to net an amount equal to the Unvested Company Contribution; and

                         (ii) the Company shall pay the Executive up to $25,000
for executive outplacement services utilized by the Executive, on the receipt by the Company of written receipts or other appropriate documentation;

                         (iii) for 24 months, or such longer period as any plan,
program, practice or policy may provide, the Company shall continue benefits to the Executive and, where applicable, the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) if the Executive's employment had not been terminated, in accordance with the most favorable plans, programs, practices or policies of the Company generally applicable to other peer executives and their families during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time after that generally with respect to other peer executives of the Company and their families (or the cash equivalent, as described in Section 4(b)(ix)); provided, however, that if the Executive becomes employed elsewhere during the Employment Period and is thereby afforded comparable insurance and welfare benefits to those described in Section 4(b)(iv), the Company's obligation to continue providing the Executive with such benefits shall cease or be correspondingly reduced, as the case may be. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, programs, practices and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period;

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                         (iv) all outstanding stock options, stock appreciation
rights (SARs), restricted stock and other similar incentive awards held by the Executive pursuant to any Company stock option, SAR and stock incentive plans shall immediately become vested (except as hereinafter stated) exercisable, and freely transferable, as the case may be, as to all or any part of the shares or awards covered by those plans, with the Executive being able to exercise his or her stock options, SARs or other awards within a period of 12 months following the Date of Termination or such longer period as may be permitted under the plans and the Executive's stock option, SAR or other award agreements. Notwithstanding the aforementioned, all outstanding stock options, stock appreciation rights (SARs), restricted stock and other similar incentive awards, made under the Company's Supplemental Annual Long Term Incentive Plan ("SALT") shall not immediately vest, unless they have otherwise vested under their own performance criteria;

                         (v) the total value of the targeted annual GB Long Term
Incentive Plan award, or any similar long term incentive plan in effect at the time, scheduled for the year of termination will be converted to a cash payment; and

                         (vi) if, in the calendar year immediately preceding the
Date of Termination, the Executive had relocated the Executive's primary residence from one location (the "Point of Origin") to its location at the Date of Termination at the request of the Company, then the Company shall reimburse the Executive in cash within 14 days following receipt of substantiating written receipts for any relocation expenses actually incurred in the 12 months immediately following the Date of Termination by the Executive in moving the Executive's primary residence to any location, to the extent such expenses do not exceed the cost of relocating the Executive's primary residence to the Point of Origin. The cost of relocating the Executive's primary residence to the Point of Origin shall be determined by averaging estimates obtained by the Company in writing from three reputable moving companies, selected by the Company in good faith. It shall be the obligation of the Executive to notify the Company in advance of any such relocation so that such estimates may be obtained.

                     (e) Deferral of Payments. The Executive may elect, at the time of signing this Agreement, to defer payments otherwise payable as specified by the Executive in writing at that time of signing.

                  7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company. Amounts that are vested benefits or that the Executive otherwise is entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

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                  8. Full Settlement; Legal Fees. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations, except as specifically provided otherwise in this Agreement, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action the Company may have against the Executive or others. The amounts payable to the Executive will not be subject to any requirement of mitigation, nor, except as specifically provided otherwise in this Agreement, will they be offset or otherwise reduced by reason of the Executive's receipt of compensation from any source other than the Company. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses the Executive reasonably may incur, including the costs and expenses of any arbitration proceeding, as a result of any contest (regardless of the outcome) by the Executive, the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided that the Executive's claim is not determined by a court of competent jurisdiction or an arbitrator to be frivolous or otherwise entirely without merit.

                  9. General Release and Waiver. In exchange for the consideration provided under this Agreement, the Executive agrees to sign a General Release and Waiver of age and other discrimination claims on a form provided by the Company at the time of separation.

                  10. Certain Additional Payments by the Company.

                     (a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Code because the Payment is considered a "parachute payment" under Section 280G of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect to them) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of adjusted gross income), and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in adjusted gross income. Notwithstanding the foregoing provisions of this Section, if it is determined that the Executive is entitled to a Gross-Up Payment, but that the present values as of the date of the Change of Control, determined in accordance with Sections 280G(b)(2)(ii) and 280G(d)(4) of the Code (the "Present Value"), of the Payments does not exceed 110% of the greatest Present Value of Payments (the "Safe Harbor Cap") that could be paid to the Executive such that the receipt would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the amounts payable to Executive under this Agreement shall be reduced to the maximum amount that could be paid to the Executive such that the Present Value of the Payment does not exceed the Safe Harbor Cap. The reduction of the amounts payable. if applicable, shall be made by reducing the payments as elected by the Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable would not result in a reduction of the Present Value of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

                     (b) Subject to the provisions of subsection (c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in arriving that such determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is required by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required (which accounting firm then shall be referred to as the Accounting Firm). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding on the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible the Gross-Up Payments will not have been made by the Company that should have been made ("Underpayment"), consistent with the calculations required to be made. If the Company exhausts its remedies pursuant to subsection
(c) and the Executive then is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid promptly by the Company to or for the benefit of the Executive.

                     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                         (i) give the Company any information reasonably
requested by the Company relating to such claim;

                         (ii) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                         (iii) cooperate with the Company in good faith
effectively to contest such claim, and

                         (iv) permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and, at its sole option, may either direct the Executive to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of subsection (c)) promptly pay the Company the amount of such refund (together with any interest paid or credited after applicable taxes). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (c), a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent of that amount, the amount of Gross-Up Payment required to be paid.

                  11. Confidential Information; Non-Compete.

                      (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to non-competition, confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements. In addition to the obligations under this Section, the Executive shall execute any documents relating to the subject of those sections as required generally by the Company of its executive officers, and such documents already executed or executed after the effective date of this Agreement shall thereby become part of this Agreement. Nothing in this Agreement shall be construed as modifying any provisions of such agreements or documents. In the case of any inconsistency between such agreements and documents and this Agreement, the broader provision shall prevail. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement, except if the Executive materially breaches this section or a covenant not to compete or confidentiality provision in any such agreement or document, that breach shall be considered a material breach of this Agreement. If the breach occurs after termination of employment, the Executive shall forfeit a pro rata portion of benefits under Section 6(d). The pro rata amount in the case of Section 6(d)(i)(A), (C), (D), (ii), (v) and (vi) shall be determined by multiplying the payments under those paragraphs by a fraction, the numerator of which is the number of months remaining to the end of the covenant not to compete or, in the case of a confidentiality agreement that has no term, 36 minus the number of months elapsed from the Executive's termination of employment to the date of breach, and the denominator of which is the number of total months in the covenant not to compete, or, in the case of breach of a confidentiality obligation that has no term, 36. If there are not sufficient payments remaining to be paid to the Executive under Section 6(d) to cover the forfeited amount, the Executive agrees to pay promptly to the Company an amount that, with any amounts otherwise remaining to be paid, constitutes the forfeiture amount. Section (6)(d)(iii) shall terminate at the date of the breach. If the breach is determined retroactively, the Executive shall pay promptly to the Company the amount the Company incurred to provide benefits after the date of the breach. With respect to Section 6(d)(iv), the Executive shall not be entitled to any accelerated vesting and exercise after the date of the breach. If the breach is determined retroactively, the Executive shall pay promptly to the Company the amount of any value received as a result of that accelerated vesting and exercise.

                      (b) The Executive acknowledges that the Company will suffer damages incapable of ascertainment if any of the provisions of subsection
(a) are breached and that the Company will be irreparably damaged if the provisions of subsection (a) are not enforced. Therefore should any dispute arise with respect to the breach or threatened breach of subsection (a), the Executive agrees and consents that in addition to any remedies available to the Company, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of subsection (a). The Executive agrees not to urge in any such action that an adequate remedy exists at law.

                  12. Public Announcements. The Executive shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the Company, this Agreement or the transactions contemplated, and the Executive shall not issue any such press release or make any such public statement without prior written approval of the Company, except as may be required by applicable law, rule or regulation or any self regulatory agency requirements, in which event the Company shall have the right to review and comment upon any such press release or public statement prior to its issuance.

                  13. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration to be held in Erie County, New York, pursuant to the commercial rules of the American Arbitration Association or any successor organization and before a panel of three arbitrators. Any award rendered shall be final, conclusive and binding on the parties.

                  14. Successors.

                      (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                      (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                      (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  15.  Miscellaneous.

                      (a) All notices and other communications given pursuant to this Agreement shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by telex, telecopier or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Section).

                         If to the Executive:

                         Name
                              --------------------------------------------------

                         Address
                                 -----------------------------------------------

                         Telephone
                                   ---------------------------------------------

                         Facsimile
                                   ---------------------------------------------



                         With a copy to:

                         -------------------------------------------------------

                         -------------------------------------------------------

                         -------------------------------------------------------

                         -------------------------------------------------------



                         If to the Company:

                         Greatbatch, Inc.
                         9645 Wehrle Drive
                         Clarence, NY  14031
                         (Attn:  Secretary)

                         With a copy to:

                         Hodgson Russ LLP
                         One M&T Plaza, Suite 2000
                         Buffalo, New York  14203-2391
                         Attn:  Robert B. Fleming, Jr., Esq.
                         Telephone No.:  716-848-1376
                         Facsimile No.: 716-839-0349

                      (b) The Company shall deduct or withhold from salary payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of this Agreement (including, but not limited to social security contributions and income tax withholdings).

                      (c) With respect to any agreement between the Executive and the Company that provides for terms more favorable than this Agreement (for example, that the Executive is required to remain employed for fewer months after a Change of Control than specified in Section 3; that the payment to be made to the Executive includes a payment for benefits or services not described in Section 4(b); that the multiplier or method of determining the annual bonus under Section 6(d)(i)(B) is greater than that in this Agreement; or that the salary is paid on death for a longer period than specified in Section 6(a)), the Executive shall be entitled to the more favorable term, payment or benefit, without the Executive having to choose between the enforcement of either all this Agreement or all of that other agreement. The more favorable terms of that other agreement shall be deemed to be part of this Agreement, with respect to each such more favorable term.

                      (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The Executive consents to jurisdiction in New York and venue in Erie County for purposes of all claims arising under this Agreement. The captions of this Agreement are not part of the provisions and shall have no force or effect. Except as specifically referenced in this Agreement (including agreements referenced in (c) treated as specifically referenced in this Agreement), no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter, have been made by either party that are not expressly set forth in this Agreement. No provision of this Agreement may be waived, modified or amended, orally or by any course of conduct, unless such waiver, modification or amendment is set forth in a written agreement duly executed by the parties or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Executive's or the Company's failure to insist on strict compliance with any provision in any particular instance shall not be deemed to be a waiver of that provision or any other provision.

                  IN WITNESS WHEREOF, the Executive has set his or her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above.

                   GREATBATCH, INC.

                   By:_______________________________________

                   Larry T. DeAngelo

                   Sr. Vice President Administration & Secretary

                   EXECUTIVE__________________________________________

STATE OF NEW YORK)
                   :  SS.
COUNTY OF ERIE     )


                  On this _____ day of _________________, in the year _________, before me personally came Larry T. DeAngelo, to me personally known, who, being by me duly sworn, did depose and say that deponent resides in the Village of Williamsville, State of New York; that deponent is the Sr. Vice President, Administration & Secretary of GREATBATCH, INC., the corporation described in and which executed the foregoing instrument; and that deponent signed such instrument by order of the Board of Directors of said corporation.

                                        -------------------------------------
                                        Notary Public


STATE OF NEW YORK
                   :  SS.
COUNTY OF ERIE

                  On the ________ day of _______________, in the year 2006,
before me, the undersigned, a notary public in and for said state, personally appeared ________________________, personally known to me or provide to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                          -------------------------------------
                                          Notary Public